                                  EXHIBIT 11

                       CONSUMER PORTFOLIO SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS

                                                            Three Months Ended September 30,     Nine Months Ended September 30,
                                                            --------------------------------    ---------------------------------
                                                                 1997             1996              1997              1996
Primary Earnings Per Share
--------------------------
Computation for Statement of Income:

     Net earnings                                             $ 4,816,134      $ 3,834,297      $ 13,346,521      $ 10,156,822
                                                              ===========      ===========      ============      ============

     Weighted-average number of shares outstanding             14,343,505       13,542,331        14,270,835        13,432,911

     Net shares issuable from assumed exercise of
     warrants and options                                       1,433,628        1,286,388         1,242,366         1,314,019
                                                              -----------      -----------      ------------      ------------
     Total shares                                              15,777,133       14,828,719        15,513,201        14,746,930
                                                              ===========      ===========      ============      ============
                                                              -----------      -----------      ------------      ------------
     Primary earnings per share                               $      0.31      $      0.26      $       0.86      $       0.69
                                                              ===========      ===========      ============      ============

Fully Diluted Earnings Per Share
--------------------------------
Computation for Statement of Income:

     Net earnings                                             $ 4,816,134      $ 3,834,297      $ 13,346,521      $ 10,156,822

     Interest on borrowings, net of tax effect on assumed
     conversion of convertible subordinated debt                  117,837           42,394           195,219           127,181
                                                              -----------      -----------      ------------      ------------
     Net earnings as adjusted                                 $ 4,933,971      $ 3,876,691      $ 13,541,740      $ 10,284,003
                                                              ===========      ===========      ============      ============

     Weighted-average number of shares outstanding             14,343,505       13,542,331        14,270,835        13,432,911

     Net shares issuable from assumed exercise of
     warrants and options                                       1,515,947        1,497,775         1,506,316         1,539,729

     Shares issuable from assumed conversion of
     subordinated debt                                            745,562          480,000           429,544           480,000

                                                              -----------      -----------      ------------      ------------
     Total shares                                              16,505,014       15,520,106        16,206,695        15,452,640
                                                              ===========      ===========      ============      ============
                                                              -----------      -----------      ------------      ------------
     Fully diluted earnings per share                         $      0.30      $      0.25      $       0.84      $       0.67
                                                              ===========      ===========      ============      ============
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